AMENDMENT TO ENGAGEMENT AGREEMENT

Stratus Capital Corp. ("STRATUS") and CIM Securities, LLC, ("CIM"), pursuant to Section 20 of the Engagement Agreement (the "Agreement") between STRATUS and CIM and dated February 22, 2021 hereby amend certain provisions of the Agreement as herein specified.

1. **Term**: The engagement of CIM by STRATUS under Section 1 of the Agreement is extended to January 1, 2022.

2. **Expense Allowance:** Section 4 of the Agreement is amended to read:

   Expense Allowance. STRATUS shall pay to CIM, as a non-accountable expense allowance, an amount equal to two per cent (2%) of the gross proceeds received by STRATUS from subscriptions solicited by CIM or by a broker dealer engaged by CIM to act as a subagent. Such shall be paid from the proceeds of the closing of such subscriptions.

3. **Warrants:** Section 4(b) of the Agreement is amended to read:

   Warrants. Upon conclusion of the offering, STRATUS shall issue to CIM, or its designees, warrants to purchase a number of the Series B Preferred Shares in an amount equal to six percent (6%) of the number of Series B Preferred Shares issued in the offering which CIM or its subagent solicited the subscription for. The exercise price for such warrants shall be six dollars (being 120% of the offering price of the Series B Preferred Shares). The Warrants shall not be exercisable until 180 days after the issuance of the Warrants and will cease to be exercisable four years following the commencement of the offering.

4. **Payments to CIM:** Section 5 of the Agreement is removed and shall have no force and effect.

5. **Continued Effectiveness:** Except as modified by this Amendment, the Agreement remains in full force and effect.

6. **Effective Date**: This Amendment is effective as of June 30, 2021.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment in one or more counterparts and authorize electronic transmission of such counterparts.

STRATUS CAPITAL CORP.	**CIM SECURITIES, LLC**
By: Peter Gonzalez	By: [signature]
Its President	Its President